Exhibit 10.18

TIME INC.

DEFERRED COMPENSATION PLAN

(Originally Effective November 18, 1998 and

Restated Herein Effective as of January 1, 2014)

TABLE OF CONTENTS

ARTICLE I ESTABLISHMENT OF THE PLAN		1

1.1	Establishment of Plan	1

1.2	Purpose of Plan	1

1.3	Applicability of Plan	1

ARTICLE II DEFINITIONS		1

2.1	Administrative Committee	1

2.2	Affiliate	1

2.3	Beneficiary	2

2.4	Benefits Officer	2

2.5	Board	2

2.6	Claims Administrator	2

2.7	Code	2

2.8	Company	2

2.9	Compensation Limit	2

2.10	Deferred Compensation Account	2

2.11	Disability	2

2.12	Eligible Employee	2

2.13	Employee	2

2.14	Employing Company	2

2.15	ERISA	3

2.16	Inactive Participant	3

2.17	Investment Committee	3

2.18	Investment Direction	3

2.19	Investment Funds	3

i

2.20	Participant	3

2.21	Plan	3

2.22	Separation From Service	3

2.23	Time Warner Benefits Officer	3

2.24	Valuation Date	3

2.25	Year	3

ARTICLE III PARTICIPANT DEFERRALS		4

3.1	Eligibility	4

3.2	Compensation Eligible for Deferral	4

3.3	Deferral Elections	5

3.4	Effective Date of Election	6

3.5	Certain Incentive Plans	6

3.6	Transfers	6

ARTICLE IV DEFERRED COMPENSATION ACCOUNT		7

4.1	Deferred Compensation Account	7

4.2	Hypothetical Investment	7

4.3	Investment Direction	8

4.4	Changes in Investment Direction	8

4.5	Manner of Hypothetical Investment	8

4.6	Participant Assumes Risk of Loss	8

4.7	Statement of Account	8

ARTICLE V PAYMENT OF DEFERRED COMPENSATION ACCOUNT		8

5.1	Payment on Account of Separation From Service for Reasons other than Death or Disability	8

5.2	Payment on Account of Disability	9

5.3	In-Service Payments; Re-deferral Elections	9

5.4	Payment to Beneficiary or Estate in the Event of Death	10

5.5	Severe Unforeseeable Financial Emergency Payments	10

5.6	Incapacity	11

5.7	Method of Paying Installments	11

5.8	Payments Only in Cash	11

5.9	Rehire of Inactive Participant	11

5.10	Election Changes Pursuant to Transition Relief Rules Under Code Section 409A	11

ARTICLE VI ADMINISTRATION		11

6.1	Administrative Committee	11

6.2	Investment Committee	12

6.3	Benefits Officer	13

6.4	Indemnification	13

6.5	Expenses of Administration	13

6.6	Reliance on Information	13

6.7	No Liability for Acts of Others	13

ARTICLE VII CLAIMS PROCEDURE		14

7.1	Participant or Beneficiary Request for Claim	14

7.2	Insufficiency of Information	14

7.3	Request Notification	14

7.4	Extensions	14

7.5	Claim Review	15

7.6	Time Limitation on Review	15

7.7	Special Circumstances	15

ARTICLE VIII AMENDMENT AND TERMINATION		15

8.1	Amendments	15

8.2	Termination or Suspension	15

8.3	Participants’ Rights to Payment	15

ARTICLE IX PARTICIPATING COMPANIES		16

9.1	Adoption by Other Entities	16

ARTICLE X GENERAL PROVISIONS		16

10.1	Participants’ Rights Unsecured	16

10.2	Non-Assignability	16

10.3	Affiliate Ceasing to be Such	16

10.4	No Rights Against the Company	17

10.5	Withholding	17

10.6	No Guarantee of Tax Consequences	17

10.7	Severability	17

10.8	Governing Law	17

10.9	Compliance with Section 409A of the Code	17

TIME INC.

DEFERRED COMPENSATION PLAN

(Originally Effective November 18, 1998 and

Restated Herein as of January 1, 2014)

ARTICLE I

ESTABLISHMENT OF THE PLAN

1.1 Establishment of Plan. Time Inc. hereby adopts this Plan, which shall be known as the Time Inc. Deferred Compensation Plan. This Plan was previously incorporated as part of the Time Warner Inc. Deferred Compensation Plan prior to January 1, 2014 and is established as a separate plan as of January 1, 2014. No new deferral elections have been offered under the Plan since December 31, 2010.

1.2 Purpose of Plan. The Plan is intended to be an unfunded, non-qualified deferred compensation plan maintained to provide deferred compensation for a select group of management or highly compensated employees under Section 201(2) of the Employee Retirement Income Security Act of 1974, by providing Eligible Employees a means of irrevocably deferring to a future Year the receipt of certain compensation from Employing Companies in excess of the Compensation Limit.

1.3 Applicability of Plan. The provisions of the Plan as currently amended and restated are applicable only to amounts deferred under the Plan on or after January 1, 2005 and prior to January 1, 2010. All amounts deferred under the Plan on or prior to December 31, 2004 shall remain subject to the terms of the Plan as in effect on October 3, 2004, except that any such amount with respect to which there has been a material modification as determined under Section 885(d)(2) of the American Jobs Creation Act of 2004 and Treas. Reg. § 1.409A-6(a)(4) shall instead be subject to the provisions of this January 1, 2005 restatement of the Plan.

ARTICLE II

DEFINITIONS

Whenever used in the Plan, the following terms shall have the respective meanings set forth below unless otherwise expressly provided, and when the defined meaning is intended, the term is capitalized.

2.1 Administrative Committee. The Administrative Committee as provided for herein.

2.2 Affiliate. An Employing Company and any entity affiliated with the Employing Company within the meaning of Code Section 414(b), with respect to controlled groups of corporations, Section 414(c) with respect to trades or businesses under common control with the Employing Company, and Section 414(m) with respect to affiliated service groups, and any other entity required to be aggregated with an Employing Company pursuant to regulations under Section 414(o) of the Code.

2.3 Beneficiary. The person or persons designated from time to time by a Participant or Inactive Participant, by notice to the Administrative Committee, to receive any benefits payable under the Plan after his or her death, which designation has not been revoked by notice to the Administrative Committee at the date of the Participant’s or Inactive Participant’s death. Such notice shall be in a form as required by the Administrative Committee or acceptable to such officer which is properly completed and delivered to the Administrative Committee or such officer’s designee. Notice to the Administrative Committee shall be deemed to have been given when it is actually received by or on behalf of such committee.

2.4 Benefits Officer. The senior officer of the Company who is responsible for the Company’s human resources function.

2.5 Board. The Board of Directors of the Company or a committee thereof authorized to act in the name of the Board.

2.6 Claims Administrator. A person or person(s) designated by the Administrative Committee to be responsible for ministerial functions related to day-to-day administration of the Plan. If no Claims Administrator has been so designated, then the Administrative Committee shall be the Claims Administrator.

2.7 Code. The Internal Revenue Code of 1986, as amended.

2.8 Company. Time Inc. or any successor thereto.

2.9 Compensation Limit. The compensation limit of Section 401(a)(17) of the Code, as adjusted under Section 401(a)(17)(B) of the Code for increases in the cost of living.

2.10 Deferred Compensation Account. The separate account established under Article V of the Plan for each Participant and Inactive Participant representing amounts deferred by a Participant pursuant to Article III.

2.11 Disability. Permanent and total disability as determined by the Social Security Administration or any disability for which a Participant is receiving monthly benefits under the provisions of the Time Inc. Long Term Disability Plan or, in the case of an employee covered by a long term disability plan of an Affiliate, under the provisions of such plan, whichever shall occur first, to the extent that such definition also constitutes such Participant being considered “disabled” under Section 409A(a)(2)(C) of the Code.

2.12 Eligible Employee. An individual who meets the eligibility requirements of Section 3.1.

2.13 Employee. An individual employed by an Employing Company.

2.14 Employing Company. The Company and each Affiliate who as of January 1, 2014 employs a Participant (or previously employed an Inactive Participant) and has been authorized by the Benefits Officer to participate in the Plan. For periods prior to January 1, 2014, an Employing Company under the terms of the Time Warner Inc. Deferred Compensation Plan.

2.15 ERISA. The Employee Retirement Income Security Act of 1974, as amended.

2.16 Inactive Participant. A Participant who has had a Separation From Service with the Company and any Affiliate on or after January 1, 2014 and whose Deferred Compensation Account has not been fully distributed. Inactive Participants shall also mean those inactive participants of the Time Warner Inc. Deferred Compensation Plan whose post-409A deferred compensation accounts in that plan were allocated to this Plan effective January 1, 2014 because of their former service with the Company or an Affiliate.

2.17 Investment Committee. The Investment Committee as provided for herein.

2.18 Investment Direction. A Participant’s or Inactive Participant’s direction to the recordkeeper of the Plan, in the form and manner prescribed by the Administrative Committee, in accordance with directions made by telephone, through the intranet of the applicable Employing Company or through the Internet, directing which Investment Funds will be credited with his or her deferrals and transfers of all or part of the deferred amounts and any earnings thereon from other Investment Funds and certain employment agreements, as provided for herein.

2.19 Investment Funds. The hypothetical investment funds, as determined from time to time by the Board or the Investment Committee.

2.20 Participant. Each Employee who participates in the Plan in accordance with the terms and conditions of the Plan.

2.21 Plan. This Plan, the Time Inc. Deferred Compensation Plan, as set forth herein and as it may be amended from time to time.

2.22 Separation From Service. The term used to indicate a termination of employment with an Employing Company that also constitutes a “separation from service” under Section 409A(a)(2)(A)(i) of the Code; provided, however, that for purposes for determining the controlled group of entities comprising the Participant’s employer under Treas. Reg. 1.409A-1(h)(3), the determination shall be made pursuant to the test for controlled groups under Section 414(b) and (c) of the Code, using a common control ownership threshold of “at least 80%” ownership, rather than “at least 50%” ownership.

2.23 Time Warner Benefits Officer. The Benefits Officer or Assistant Benefits Officer of Time Warner Inc. prior to January 1, 2014.

2.24 Valuation Date. With respect to the Investment Funds, each business day when the New York Stock Exchange is open.

2.25 Year. A calendar year.

ARTICLE III

PARTICIPANT DEFERRALS

3.1 Eligibility. Eligibility is limited to those Employees who were Participants or Inactive Participants in the Plan on December 31, 2010 and Employees of an Employing Company on January 1, 2014. In addition, a participant of the Time Warner Inc. Deferred Compensation Plan whose post-409A deferred compensation accounts in that plan are allocated to this Plan while Time Warner Inc. is an Affiliate of the Company in connection with his or her becoming employed by the Company or an Affiliate shall become a Participant on the date such accounts are so allocated. Prior to December 31, 2010, Employees were eligible to make deferral elections under the Plan if they were salaried officers or other key employees of an Employing Company who at the time of a deferral election pursuant to Section 3.3 below:

(i) were on a regular periodic U.S. payroll of the Employing Company; and

(ii) had a current base salary plus bonus in excess of, or projected to be in excess of, the Compensation Limit or were otherwise designated as eligible by the Time Warner Benefits Officer. For purposes of this subsection 3.1(ii), “bonus” meant any annual bonus (paid or deferred) pursuant to a regular program (but excluding long-term cash incentive plan payments other than those specified in Section 3.5 and commission, spot and similar bonuses) for the Year preceding the current Year, except that, in the case of a deferral election to be made by a newly hired Employee (which election shall be made available at the sole discretion of the Employing Company), with respect to a bonus to be earned in (A) the current Year, “bonus” means the target or otherwise estimated bonus for that portion of the current Year after the date of his or her hire, and (B) the Year following hire, “bonus” means the target or otherwise estimated bonus for the current Year.

The Benefits Officer may, from time to time, modify the above eligibility requirements and make such additional or other requirements for eligibility as such officer may determine.

3.2 Compensation Eligible for Deferral.

(a) Prior to January 1, 2010, an Eligible Employee could have elected to defer receipt of all or a specified portion of any bonus, but only to the extent the receipt thereof would have caused the Eligible Employee’s compensation to exceed the Compensation Limit. Each such deferral must have been expressed as a percentage, in 10% increments only, but in no event could any election have resulted in a deferral of less than $5,000. The Eligible Employee could have elected to have the designated percentage apply only to that portion of the bonus in excess of a certain dollar amount that he or she specified when making the election. For purposes of this Section 3.2, “bonus” meant any annual bonus earned by such Eligible Employee in respect of services performed in a Year payable pursuant to a regular program and signing bonuses (but excluding long-term cash incentive plan payments other than those specified in Section 3.5 and commission, spot and similar bonuses) and which would otherwise be payable in cash to an Eligible Employee for services as an Employee. In lieu of designating a percentage, the Eligible Employee could have elected to have a specific dollar amount of the bonus deferred or could have made such other deferral election as was approved from time to time by the Time Warner Benefits Officer.

(b) Prior to January 1, 2010, an Eligible Employee whose compensation was payable under an employment agreement with an Employing Company which provided for deferred compensation could have elected to defer such deferred compensation under the Plan, subject to the terms of such agreement. Any such deferral so elected must have been made in the same manner as provided for in subsection (a). Notwithstanding the foregoing, any compensation previously deferred under an employment agreement was subject to deferral under the Plan only as provided for in Section 3.6. An Eligible Employee’s employment agreement with the Company or another Employing Company might also have provided for a mandatory deferral of certain compensation under the Plan.

(c) An Employing Company could have designated a special bonus to be paid to an Eligible Employee under an agreement with such employee as eligible for deferral, subject to the terms of such agreement. Any such deferral so elected shall have been made in the same manner as provided for in subsection (a).

(d) Whenever any compensation eligible for deferral under the Plan was also eligible for deferral, in whole or part, under any other deferred compensation plan (such as an excess 401(k) plan), the amount of such compensation eligible for deferral under the Plan was net of any amount elected for deferral under the other plan.

3.3 Deferral Elections.

(a) Effective December 31, 2010, no new deferral elections may be made under the Plan. Prior to January 1, 2011, an Eligible Employee with the consent of the Time Warner Benefits Officer could annually make an irrevocable election to defer under the Plan certain compensation described in Section 3.2 and participate in the Plan by timely delivering a properly executed election to the Time Warner Benefits Officer or such officer’s designee on a form prescribed by the Time Warner Benefits Officer. The election form was required to specify with respect to the compensation to be deferred under the Plan for the Year, pursuant to the provisions of Section 3.2 and Article V

(i) the percentage of the bonus or compensation specified in Section 3.2 (b) to be deferred or the specific dollar amount to be deferred (provided, however, that if such specific dollar amount exceeds the amount eligible for deferral, no deferral shall be made); and

(ii) the time for the commencement of payment of the deferred compensation, which must be either on account of a Separation From Service or at an in-service Year to be specified by the Eligible Employee. Compensation which is to be deferred to an in-service payment date must be deferred for no fewer than three Years following the Year in which it was earned.

(b) A deferral election applies only with respect to the Year for which it is made and does not continue in effect for any subsequent Year.

3.4 Effective Date of Election.

(a) An election to defer compensation under the Plan must have been received by or on behalf of the Time Warner Benefits Officer on or prior to December 31 of the Year preceding that in which the services related to the compensation will be performed, at which time it shall become irrevocable (subject to any re-deferral elections made pursuant to Section 5.3); provided, however, that in the case of any compensation that constitutes “performance-based compensation” within the meaning of Treas. Reg. § 1.409A-1(e), the Benefits Officer may permit a Participant to make a deferral election with respect to such compensation until the date that is six months prior to the end of the applicable performance period, to the extent permitted under Treas. Reg. § 1.409A-2(a)(8).

(b) Notwithstanding the deferral election deadlines specified in subsection (a) above, the Time Warner Benefits Officer had the authority to prescribe an earlier or later date by which time an Eligible Employee must elect to defer such compensation to the extent permitted under Section 409A of the Code and any regulations or other guidance promulgated thereunder from time to time.

(c) Under no circumstances may an Eligible Employee at any time defer compensation to which he or she has attained a legally enforceable right to receive currently.

3.5 Certain Incentive Plans. Notwithstanding anything to the contrary herein, the term “bonus” wherever used in this Article III included any amounts payable to Eligible Employees under a long-term incentive plan (“LTIP”) of the Company or an Affiliate, which provided under the terms of the LTIP for an election to defer payments thereunder into the Plan. Any such elections pursuant to this Section must have been made in accordance with Section 3.4.

3.6 Transfers. Prior to January 1, 2010 (but on or after January 1, 2005), an Eligible Employee, whose compensation was payable under an employment agreement with an Employing Company which provided for deferred compensation, could have elected to have transferred to and deferred under his or her Deferred Compensation Account in the Plan the balance, in whole or in part, of the compensation previously deferred under such agreement, subject to the terms of such agreement. Such an election could have been made at any time, but only once in the Eligible Employee’s lifetime. Notwithstanding the foregoing, a Participant who is an Employee who has made an election to defer compensation under an employment agreement, could have made, prior to the date that such compensation would have been payable but for such election prior to January 1, 2010 (and on and after January 1, 2005), a subsequent election directing that the deferral be made under the Plan instead of under the employment agreement.

ARTICLE IV

DEFERRED COMPENSATION ACCOUNT

4.1 Deferred Compensation Account.

(a) A Deferred Compensation Account has been established for each Participant who made a deferral election pursuant to Article III. A Participant’s or Inactive Participant’s Deferred Compensation Account consists of the compensation deferred by a Participant in any Year under the Plan, increased or decreased by any gains or losses thereon.

(b) The Company shall maintain the Deferred Compensation Accounts of all Participants and Inactive Participants.

(c) All payments made under the Plan shall be made directly by the Company from its general assets subject to the claims of any creditors and no deferred compensation under the Plan shall be segregated or earmarked or held in trust. The Plan is an unfunded and unsecured contractual obligation of the Company. Participants, Inactive Participants and Beneficiaries shall be unsecured creditors of the Company with respect to all obligations owed to them under the Plan. Participants, Inactive Participants and Beneficiaries shall not have any interest in any fund or specific asset of the Company by reason of any amount credited to a Deferred Compensation Account, nor shall any such person have any right to receive any distribution under the Plan except as explicitly stated herein. The Company shall not designate any funds or assets to specifically provide for the distribution of the value of a Deferred Compensation Account or issue any notes or security for the payment thereof. Any asset or reserve that the Company may purchase or establish shall not serve as security to Participants, Inactive Participants and Beneficiaries for the performance of the Company under the Plan.

4.2 Hypothetical Investment.

(a) For crediting rate purposes, amounts credited to a Participant’s or Inactive Participant’s Deferred Compensation Account shall be deemed to be invested according to his or her Investment Direction in one or more of all of the similarly named funds (both core funds and mutual funds in the mutual funds option) offered under the Time Inc. Savings Plan. For any period, the deemed return on each of these Investment Funds shall be the same as the return for such period on each similarly named fund offered under such plan.

(b) Notwithstanding anything to the contrary herein, the Company, by action of the Investment Committee, may add to, decrease or change the Investment Funds offered under the Plan, at any time and for any reason. Participants, Inactive Participants and Beneficiaries shall not have the right to continue any particular deferral option.

(c) The Company shall be under no obligation to invest amounts corresponding to any deferral options chosen by Participants or Inactive Participants. Any such allocation to any Deferred Compensation Account shall be made solely for the purpose of determining the value of such account under the Plan.

4.3 Investment Direction. Deferrals shall be credited to the Investment Funds in accordance with a Participant’s or Inactive Participant’s Investment Direction. A Participant or Inactive Participant shall direct that his or her deferrals be applied, in multiples of one percent, to deemed investments in any or all of the Investment Funds.

4.4 Changes in Investment Direction. A Participant or Inactive Participant may make one Investment Direction in each calendar quarter, with respect to each of new deferrals and previous deferrals and any earnings thereon; provided, however, that one additional Investment Direction may be made in each calendar quarter in which any Investment Fund is made available, or ceases to be available, as provided for in Section 2.19, with respect to each of new deferrals and previous deferrals and any earnings thereon.

4.5 Manner of Hypothetical Investment.

(a) For purposes of the hypothetical investment under Section 4.2, deferred compensation shall be considered to be invested on the date the recordkeeper of the Plan records the deferral amount.

(b) As of each Valuation Date, the recordkeeper of the Plan shall determine the value of each Participant’s, Inactive Participant’s or Beneficiary’s Deferred Compensation Account.

(c) For purposes of distribution pursuant to Article V, the balance of each Deferred Compensation Account shall be valued as of the Valuation Date immediately preceding the date that the Committee commences the processing of the distribution of the balance of such account, or the particular installment thereof.

4.6 Participant Assumes Risk of Loss. Each Participant, Inactive Participant and Beneficiary assumes the risk in connection with any decrease in value of his or her Deferred Compensation Account deemed invested in the Investment Funds.

4.7 Statement of Account. A statement of account shall be made available through the recordkeeper’s website and may be viewed and printed by a Participant or Inactive Participant at any time. Upon request, as soon as reasonably practicable after the end of each calendar quarter, a statement of account shall be sent to each Participant and Inactive Participant with respect to the value of his or her Deferred Compensation Account as of the end of such quarter.

ARTICLE V

PAYMENT OF DEFERRED COMPENSATION ACCOUNT

5.1 Payment on Account of Separation From Service for Reasons other than Death or Disability.

(a) In the event of the Participant’s Separation From Service for reasons other than death or Disability, the Participant’s Deferred Compensation Account shall be distributed to him or her in ten annual installment payments, unless otherwise elected pursuant to the Participant’s deferral election(s) made hereunder.

(b) Notwithstanding any other provision of this Section 5.1, if the value of the Participant’s Deferred Compensation Account together with amounts deferred under any other nonqualified deferred compensation plan that is aggregated with the Plan under Treas. Reg. § 1.409A-1(c)(2) are less than or equal to the applicable dollar amount under Section 402(g)(1)(B) of the Code (determined as of December 31 of the Year in which he or she has the Separation From Service), payment shall be made in a lump sum.

(c) The first installment, or lump sum, as the case may be, shall be distributed as soon as practicable on or after April 1 (and in any event, no later than December 31) of the Year following the Year in which the Participant has a Separation From Service. Subsequent annual installment payments shall be distributed as soon as practicable on or after each following April 1 (and in any event, no later than each following December 31).

5.2 Payment on Account of Disability.

(a) In the event a Participant meets the definition of Disability, the value of the Participant’s Deferred Compensation Account shall be distributed to him or her in five annual installment payments.

(b) Notwithstanding subsection (a) above, if the value of the Participant’s Deferred Compensation Account together with amounts deferred under any other nonqualified deferred compensation plan that is aggregated with the Plan under Treas. Reg. § 1.409A-1(c)(2) are less than the applicable dollar amount under Section 402(g)(1)(B) of the Code as of the Valuation Date immediately prior to the date the definition of Disability is met, payment shall be made in a lump sum.

(c) The first installment, or lump sum, as the case may be, shall be distributed as soon as practicable on or after April 1 (and in any event, no later than December 31) of the Year following the Year during which the Participant has met the definition of Disability. Subsequent annual installment payments shall be distributed as soon as practicable on or after each following April 1 (and in any event, no later than each following December 31).

(d) The payment schedule described under Section 5.2(c) shall not be affected by any subsequent changes to the Participant’s Disability status following the initial occurrence of the Participant’s Disability.

5.3 In-Service Payments; Re-deferral Elections.

(a) An in-service payment elected by a Participant pursuant to Section 3.3(ii) shall be distributed in a lump sum as soon as practicable on or after April 1 (and in any event, no later than December 31) in the Year specified by the Participant.

(b) Notwithstanding subsection (a) above, a Participant may request, by delivering written notice to the Administrative Committee on a form prescribed by such officer prior to the date that is 12 months preceding the date on which the in-service payment is to be made, that the Administrative Committee in its sole and absolute discretion, defer such payment until such later Year as the Participant requests. Any such additional deferral (i) must be for at least 5 full Years beyond the date the in-service payment was previously scheduled to be made, (ii) must be for the current value of the whole amount originally deferred, (iii) can only be made five times with respect to any in-service payment, (iv) may not take effect until at least twelve (12) months after the date on which such additional deferral election is made, and (v) shall be distributed in a lump sum as soon as practicable on or after April 1 (and in any event, no later than December 31) in the Year specified by the Participant.

(c) Notwithstanding the forgoing, the Administrative Committee may, in such officer’s sole and absolute discretion, permit Participants to change their deferral elections under the Plan without meeting the conditions set forth above provided that such deferral election changes comply with Section 409A of the Code or the transitional relief rules promulgated by the Treasury Department thereunder. In the event of a Participant’s Separation From Service for any reason prior to the time any in-service payment under this Section 5.3 would have been made, distribution of such payment shall be made according to the manner of payment specified in Section 5.1, 5.2, or 5.4, based on the Participant’s actual reason for Separation From Service.

5.4 Payment to Beneficiary or Estate in the Event of Death. Notwithstanding the provisions for payment described in Sections 5.1 through 5.3 above, in the event of the death of a Participant or Inactive Participant before the distribution of his or her Deferred Compensation Account has commenced, or before such account has been fully distributed, the value of such account shall be determined as of the Valuation Date coincident with or immediately prior to the date that the Administrative Committee commences the processing of the distribution, after both a written notice of his or her death and a death certificate have been received by the Administrative Committee. Such account shall be distributed in a lump sum as soon as practicable to the Participant’s or Inactive Participant’s Beneficiary (or, if no person has been designated or if no person so designated survives the Participant or Inactive Participant, to such Participant’s or Inactive Participant’s estate or if such Beneficiary survives the Participant or Inactive Participant, but dies prior to payment, to such Beneficiary’s estate) prior to the end of the Year of the Participant’s or Inactive Participant’s death (or within 90 days after the date of death, if later). In case any Participant or Inactive Participant and his or her Beneficiary die in or as a result of a common accident or disaster and under such circumstances as to make it impossible to determine which of them was the last to die, the Participant or Inactive Participant shall be deemed to have survived his or her Beneficiary. Distributions hereunder shall be subject to such administrative and procedural requirements and forms as the Administrative Committee in such officer’s discretion may require.

5.5 Severe Unforeseeable Financial Emergency Payments. Notwithstanding any other provisions of the Plan, a Participant or Inactive Participant may make an application to the Administrative Committee that he or she has a severe unforeseeable financial emergency; to the extent that such severe unforeseeable financial emergency also constitutes an “unforeseeable emergency” under Section 409A(a)(2)(B)(ii) of the Code. After consideration of the application, and a determination that such an emergency exists, the Administrative Committee shall direct that all or a portion of the balance of such individual’s Deferred Compensation Account be paid to him or her in such manner and at such time as the Administrative Committee shall specify; provided, that such amount shall be limited to the amount reasonably necessary to satisfy the emergency need, to the extent permitted under Section 409A(a)(2)(B)(ii) of the Code.

5.6 Incapacity. The Administrative Committee may direct that any amounts distributable under the Plan to a person under a legal disability be made to (and be withheld until the appointment of) a representative qualified pursuant to law to receive such payment on such person’s behalf.

5.7 Method of Paying Installments. Installment payments as provided for in this Article V shall be paid on each payment date in an amount equal to the value of the Deferred Compensation Account on such payment date multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of Years remaining in the period of installment payments elected by the Participant.

5.8 Payments Only in Cash. All payments under the Plan shall be made only in cash.

5.9 Rehire of Inactive Participant. If an Inactive Participant returns to work with the Company or an Affiliate, distribution of his or her remaining Deferred Compensation Account with respect to amounts deferred prior to the date of the Separation From Service shall continue to be made as if the Inactive Participant has not returned to work.

5.10 Election Changes Pursuant to Transition Relief Rules Under Code Section 409A. To the extent permitted by the Administrative Committee, Participants may elect to amend their deferral election to provide that a greater portion (or all) of the Participant’s bonus or long term incentive plan award amounts will be paid to the Participant in a subsequent year upon the regularly scheduled bonus or long term incentive plan award payment dates, in each case, in a manner consistent with the transition relief rules promulgated by the Treasury Department under Section 409A of the Code and pursuant to the terms established by the Administrative Committee.

ARTICLE VI

ADMINISTRATION

6.1 Administrative Committee.

(a) Appointment. The Administrative Committee shall be a committee of not less than three individuals designated by the Benefits Officer who shall be responsible for administering the Plan. The Benefits Officer may not serve on the Administrative Committee. No member of the Administrative Committee shall receive any compensation for his or her services as such. Participants may be members of the Administrative Committee but may not participate in any decision affecting their own account in any case where the Administrative Committee may take discretionary action in the administration of the Plan.

(b) Quorum and Actions of Administrative Committee. A majority of the members of the Administrative Committee shall constitute a quorum for the transaction of business. All resolutions or other action taken by the Administrative Committee shall be by a vote of a majority of its members present at any meeting or, without a meeting, by instrument in writing signed by all its members. Members of the Administrative Committee may participate in a meeting of such Administrative Committee by means of a conference telephone or similar communications equipment that enables all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

(c) Responsibilities. The Administrative Committee shall be the administrator of the Plan and shall have all powers necessary to administer the Plan except to the extent that any such powers are vested in any other individual or committee are duly authorized under the Plan. The Administrative Committee may from time to time establish rules for the administration of the Plan. The Administrative Committee shall have exclusive authority and sole and absolute discretion to interpret the Plan, to determine eligibility for benefits and the amount of benefit payments and to make any factual determinations, resolve factual disputes and decide all matters arising in connection with the interpretation, administration and operation of the Plan or with the determination of eligibility for benefits or the amount of benefit payments. All its rules, interpretations and decisions shall be conclusive and binding on the Company and on Participants, Inactive Participants and their Beneficiaries to the extent permitted by law.

(d) Delegation by Administrative Committee. The Administrative Committee may delegate any of its powers or duties to others as it shall determine (including a Claims Administrator) and may retain counsel, agents and such clerical, accounting, actuarial, recordkeeping or other services as it may require in carrying out the provisions of the Plan.

(e) Committee Records. The Administrative Committee shall keep a record of all Plan proceedings and of all payments directed by it to be made to or on behalf of Participants, Inactive Participants, or Beneficiaries or payments made by it for expenses or otherwise.

6.2 Investment Committee.

(a) Appointment. The Investment Committee shall be a committee of not less than three individuals designated by the Benefits Officer who shall take all prudent action necessary or desirable for the purpose of carrying out the overall investment policy for the Plan (with respect to Investment Funds made available as targeted hypothetical investments). The Benefits Officer may not serve on the Investment Committee.

(b) Quorum and Actions of Investment Committee. A majority of the members of the Investment Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions or other action taken by the Investment Committee shall be by vote of a majority of its members present at any meeting or, without a meeting, by instrument in writing signed by all its members. Members of the Investment Committee may participate in a meeting of such Investment Committee by means of a conference telephone or similar communications equipment that enables all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

(c) Investment Committee Chair; Delegation by Investment Committee. The members of the Investment Committee shall designate one of their number as chair and may designate a secretary who may, but need not, be one of their number. The Investment Committee may delegate any of its powers or duties among its members or to others as it shall determine. It may authorize one or more of its members to execute or deliver any instrument or to make any payment in its behalf. It may employ such counsel, agents and clerical, accounting, actuarial and recordkeeping services as it may require in carrying out the provisions of the Plan.

6.3 Benefits Officer.

(a) Responsibilities. The Benefits Officer shall be responsible for effecting settlor functions on behalf of the Company as provided for in the Plan, including, without limitation, amending and modifying the terms of the Plan.

(b) Delegation of Duties. The Benefits Officer may authorize others to execute or deliver any instrument or to make any payment in his or her behalf and may delegate any of his or her powers or duties to others as he or she shall determine. The Benefits Officer may retain such counsel, agents and clerical, medical, accounting and actuarial services as he or she may require in carrying out his or her functions.

6.4 Indemnification. The Company shall, to the fullest extent permitted by law, indemnify each director, officer or employee of the Company or any Affiliate (including the heirs, executors, administrators and other personal representatives of such person) and each member of the Administrative Committee, Investment Committee and Benefits Officer against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving any employee benefit plans of the Company or any Affiliate in any capacity at the request of such company.

6.5 Expenses of Administration. Any expense incurred by the Company, the Administrative Committee, the Investment Committee or the Benefits Officer relative to the administration of the Plan shall be paid by the Company and any of its participating Affiliates in such proportions as the Company may direct.

6.6 Reliance on Information. The Administrative Committee, Investment Committee, and Benefits Officer may rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person who is employed or engaged for any purpose in connection with the administration of the Plan.

6.7 No Liability for Acts of Others. Neither the Administrative Committee, Investment Committee, or Benefits Officer nor any member of the Board or the board of directors (or governing body) of an Affiliate and no employee of the Company or any Affiliate shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or for anything done or omitted to be done in connection with the Plan.

ARTICLE VII

CLAIMS PROCEDURE

7.1 Participant or Beneficiary Request for Claim. Any request for a benefit payable under the Plan shall be made in writing by a Participant or Beneficiary (or an authorized representative of any of them), as the case may be, and shall be delivered to any member of the Administrative Committee. Such written request shall be deemed filed upon receipt thereof by the Administrative Committee. Such request shall be made within one year after the claimant first knew or should have known that he had a claim for benefits under the Plan.

7.2 Insufficiency of Information. In the event a request for benefits contains insufficient information, the Administrative Committee shall, within a reasonable period after receipt of such request, send a written notification to the claimant setting forth a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material is necessary. The claimant’s request shall be deemed filed with the Administrative Committee on the date the Administrative Committee receives in writing such additional information.

7.3 Request Notification. The Administrative Committee shall make a determination with respect to a request for benefits within ninety (90) days after such request is filed (or within such extended period prescribed below). The Administrative Committee shall notify the claimant whether his claim has been granted or whether it has been denied in whole or in part. Such notification shall be in writing and shall be delivered, by mail or otherwise, to the claimant within the time period described above. If the claim is denied in whole or in part, the written notification shall set forth, in a manner calculated to be understood by the claimant:

(i) The specific reason or reasons for the denial;

(ii) Specific reference to pertinent provisions of the Plan on which the denial is based; and

(iii) An explanation of the Plan’s claim review procedure.

Failure by the Administrative Committee to give notification pursuant to this Section within the time prescribed shall be deemed a denial of the request for the purpose of proceeding to the review stage.

7.4 Extensions. If special circumstances require an extension of time for processing the claim, the Administrative Committee shall furnish the claimant with written notice of such extension. Such notice shall be furnished prior to the termination of the initial ninety (90)-day period and shall set forth the special circumstances requiring the extension and the date by which the Administrative Committee expects to render its decision. In no event shall such extension exceed a period of ninety (90) days from the end of such initial ninety (90)-day period.

7.5 Claim Review. A claimant whose request for benefits has been denied in whole or in part, or his duly authorized representative, may, within sixty (60) days after written notification of such denial, file with a reviewer appointed for such purpose by the Administrative Committee (or, if none has been appointed, with the Administrative Committee itself), with a copy to the Administrative Committee, a written request for a review of his claim. Such written request shall be deemed filed upon receipt of same by the reviewer.

7.6 Time Limitation on Review. A claimant who timely files a request for review of his claim for benefits, or his duly authorized representative, may review pertinent documents (upon reasonable notice to the reviewer) and may submit the issues and his comments to the reviewer in writing. The reviewer shall, within sixty (60) days after receipt of the written request for review (or within such extended period prescribed below), communicate its decision in writing to the claimant and/or his duly authorized representative setting forth, in a manner calculated to be understood by the claimant, the specific reasons for its decision and the pertinent provisions of the Plan on which the decision is based. If the decision is not communicated within the time prescribed, the claim shall be deemed denied on review.

7.7 Special Circumstances. If special circumstances require an extension of time beyond the sixty (60)-day period described above for the reviewer to render his decision, the reviewer shall furnish the claimant with written notice of the extension required. Such notice shall be furnished prior to the termination of the initial sixty (60)-day period and shall set forth the special circumstances requiring the extension period. In no event shall such extension exceed a period of sixty (60) days from the end of such initial sixty (60)-day period.

ARTICLE VIII

AMENDMENT AND TERMINATION

8.1 Amendments. The Company (by action of the Board) or the Benefits Officer (for the Company and the other Employing Companies) may at any time amend the Plan.

8.2 Termination or Suspension. The continuance of the Plan and the ability of an Eligible Employee to make a deferral for any Year are not assumed as contractual obligations of the Company or any other Employing Company. The Company reserves the right (for itself and the other Employing Companies) by action of the Board or the Benefits Officer, to terminate or suspend the Plan, or to terminate or suspend the Plan with respect to itself or an Employing Company, to the extent permitted under Treas. Reg. § 1.409A-3(j)(4)(ix). Any Employing Company may terminate or suspend the Plan with respect to itself by executing and delivering to the Company or the Benefits Officer such documents as the Company or Benefits Officer shall deem necessary or desirable.

8.3 Participants’ Rights to Payment. No termination of the Plan or amendment thereto shall deprive a Participant, Inactive Participant or Beneficiary of the right to payment of deferred compensation credited as of the date of termination or amendment, in accordance with the terms of the Plan as of the date of such termination or amendment; provided, however, that in the event of termination of the Plan, or termination of the Plan with respect to the Company or one or more other Employing Companies, the Benefits Officer may, in such officer’s sole and absolute discretion, accelerate the payment of all such credited deferred compensation on a uniform basis for all Participants and Inactive Participants or, in the case of termination of the Plan with respect to one or more other Employing Companies, for all Participants and Inactive Participants of such other Employing Companies only, to the extent permitted under Treas. Reg. § 1.409A-3(j)(4)(ix).

ARTICLE IX

PARTICIPATING COMPANIES

9.1 Adoption by Other Entities. Upon the approval of the Company or the Benefits Officer, the Plan may be adopted by any Affiliate by executing and delivering to the Company or the Benefits Officer such documents as the Company or Benefits Officer shall deem necessary or desirable. The provisions of the Plan shall be fully applicable to such entity except as may otherwise be agreed to by such adopting company and the Company or Benefits Officer.

ARTICLE X

GENERAL PROVISIONS

10.1 Participants’ Rights Unsecured. The right of any Participant or Inactive Participant to receive future payments under the provisions of the Plan shall be a general unsecured claim against the general assets of the Employing Company employing the Participant at the time that his or her compensation is deferred. The Company, and any other Employing Company or former Employing Company shall not guarantee or be liable for payment of benefits to the employees of any other Employing Company or former Employing Company under the Plan.

10.2 Non-Assignability. The right of any person to receive any benefit payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, lien or charge, and any such benefit shall not, except to such extent as may be required by law, in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person who shall be entitled to such benefits, nor shall it be subject to attachment or legal process for or against such person.

10.3 Affiliate Ceasing to be Such.

(a) In the event that a corporation or other entity ceases at any time to meet the definition of an Affiliate, such entity shall cease as of such time to be an Employing Company, if it had been such, and those of its Employees who would have been Eligible Employees under the Plan shall cease to be such, in each case, to the extent that the event causing such entity to no longer be an Affiliate constitutes a change in ownership or effective control of such entity within the meaning of Section 409A(a)(2)(A)(v) of the Code.

(b) Payments to Participants employed by any entity which ceases to be an Affiliate under the circumstances described under Section 10.3(a) shall be made pursuant to Article V as if the Participant had a Separation From Service.

10.4 No Rights Against the Company. The establishment of the Plan, any amendment or other modification thereof; or any payments hereunder, shall not be construed as giving to any Employee, Eligible Employee, Participant or Inactive Participant any legal or equitable rights against the Company or any other Employing Company or former Employing Company, its shareholders, directors, officers or other employees, except as may be contemplated by or under the Plan including, without limitation, the right of any Participant or Inactive Participant to be paid as provided under the Plan. Participation in the Plan does not give rise to any actual or implied contract of employment. A Participant may be terminated at any time for any reason in accordance with the procedures of the Employing Company.

10.5 Withholding. Each Employing Company, former Employing Company, or paying agent shall withhold any federal, state and local income or employment tax (including F.I.C.A. obligations for both social security and medicare) which by any present or future law it is, or may be, required to withhold with respect to any deferral of compensation pursuant to the Plan, any Employing Company Allocation, any income deemed accrued or any distribution under the Plan, with respect to any of its former or present Employees. The Benefits Officer shall provide or direct the provision of information necessary or appropriate to enable each such company to so withhold.

10.6 No Guarantee of Tax Consequences. The Administrative Committee, the Benefits Officer, the Company and any Employing Company or former Employing Company do not make any commitment or guarantee that any amounts deferred for the benefit of a Participant or Inactive Participant will be excludible from the gross income of the Participant or Inactive Participant in the Year of deferral or distribution for federal, state or local income or employment tax purposes, or that any other federal, state or local tax treatment will apply to or be available to any Participant or Inactive Participant. It shall be the obligation of each Eligible Employee, Participant or Inactive Participant to determine whether any deferral under the Plan is excludible from his or her gross income for federal, state and local income or employment tax purposes, and to take appropriate action if he or she has reason to believe that any such deferral is not so excludible.

10.7 Severability. If a provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

10.8 Governing Law. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of New York (other than its rules of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby), to the extent not preempted by the laws of the United States.

10.9 Compliance with Section 409A of the Code. This Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. In furtherance thereof, no payments may be accelerated under the Plan other than to the extent permitted under Section 409A of the Code. To the extent that any provision of the Plan violates Section 409A of the Code such that amounts would be taxable to a Participant prior to payment or would otherwise subject a Participant to a penalty tax under Section 409A, such provision shall be automatically reformed or stricken to preserve the intent hereof.

Notwithstanding anything herein to the contrary, (i) if at the time of a Participant’s Separation From Service the Participant is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such Separation From Service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following the Participant’s Separation From Service (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments due to a Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment compliant under Section 409A of the Code, or otherwise such payment shall be restructured, to the extent possible, in a manner, determined by the Benefits Officer or the Administrative Committee, that does not cause such an accelerated or additional tax. The Benefits Officer and the Administrative Committee shall implement the provisions of this Section 10.9 in good faith; provided that none of the Company, the Benefits Officer, the Administrative Committee nor any of the Company’s or its subsidiaries’ employees or representatives shall have any liability to Participants with respect to this Section 10.9.